[Sutherland Asbill & Brennan LLP Letterhead]

April 28, 2004

Board of Directors

GE Investments Funds, Inc.

3003 Summer Street

Stamford, CT 06905

RE:	GE Investments Funds, Inc.
File No. 2-91369

Gentlemen:

We hereby consent to the reference to our name under the caption “Counsel” in the Statement of Additional Information filed as part of the Post-Effective Amendment No. 31 to Form N-1A for GE Investments Funds, Inc. (File No. 2-91369). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/S/ David S. Goldstein

David S. Goldstein